EXHIBIT 99.1
News Release

Contacts:
Media - Michael P. Wallner, General Manager, Communications and PR (513) 425-2688
Investors - Roger K. Newport, Sr. Vice President, Finance and Chief Financial Officer (513) 425-5270

AK Steel To Acquire Severstal Dearborn

WEST CHESTER, OH, July 21, 2014 - AK Steel (NYSE: AKS) said today that it has signed an agreement to acquire Severstal North America’s integrated steelmaking assets located in Dearborn, Michigan for $700 million in cash. The acquisition also includes a cokemaking facility and interests in three joint ventures that process flat-rolled steel products.

Summary of Benefits:

▪	Increased scale enhances company’s ability to better serve customers

▪	Highly modernized and upgraded steelmaking equipment and facilities

▪	Additional operational flexibility

▪	Significant cost-based synergies

▪	Immediately accretive and credit-enhancing

The Dearborn plant, which produces high-quality, flat-rolled steels primarily for the automotive, construction and appliance markets, completed a large-scale modernization campaign in 2011. During the campaign, major capital was invested in new state-of-the-art equipment and various operational improvements. The Dearborn facility is strategically located in close proximity to many of AK Steel’s customers, and the assets at the steel plant and the other acquired facilities complement AK Steel’s existing carbon steel operations.
“The acquisition of Severstal Dearborn allows us to grow our business profitability and better serve our customers,” said James L. Wainscott, Chairman, President and CEO of AK Steel. “It furthers our automotive strategy and strengthens our carbon steelmaking footprint. It also combines great employees at Dearborn with great employees at AK Steel to strengthen a terrific company that is better able to compete, and to win, in the global steel marketplace. We welcome the employees of Dearborn to AK Steel."
The acquisition also increases AK Steel’s operational flexibility and enables significant cost-based synergies. “In addition to operational and productivity enhancements, the acquisition will create purchasing, transportation and overhead cost savings,” said Mr. Wainscott. “We expect the transaction to be immediately accretive to our earnings and create significant long-term value for AK Steel, our employees, customers and shareholders.” The company anticipates annual cost-based synergies of approximately $50 million, with approximately $25 million realized in the first full year following the closing of the acquisition.
Dearborn’s blast furnace, which was rebuilt in 2007, is among the most efficient and productive blast furnaces in the world for its size. The plant also began operating a new pickle line tandem cold mill and a new hot dip galvanizing line in 2011. Similar to AK Steel’s existing carbon steel operations, the Dearborn plant produces hot and cold rolled sheet and hot dip galvanized products, as well as other flat-rolled steel products. The plant employs approximately 1,400 people and is capable of producing about 2.5 million tons of finished steel per year. Upon completion of the acquisition, AK Steel’s annual shipments are expected to exceed 7.5 million tons. AK Steel said that it intends to utilize all of Dearborn’s production units, and the company has no plans to cease operations at any of its current steelmaking or steel finishing facilities.
AK Steel intends to finance the acquisition with a prudent combination of debt and equity securities and remains committed to enhancing its credit profile. The acquisition is supported by a fully committed bridge financing facility from Credit Suisse.

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The transaction is subject to customary closing conditions and regulatory approvals. Subject to the conclusion of the regulatory review, the closing is expected to occur in the fourth quarter of 2014. Credit Suisse is acting as financial advisor to AK Steel and Weil, Gotshal & Manges LLP is serving as its legal advisor.

AK Steel Web-Cast Scheduled
AK Steel said that it will provide live listening access on the Internet to a call with analysts and investors it has scheduled for 11:00 a.m. ET on Monday, July 21, 2014 to discuss the acquisition detailed in this news release and its anticipated impact on the company. Access to the web-cast will be available on the company’s web-site at www.aksteel.com. The web-cast will be archived on the company’s web-site until Monday, July 28, 2014 and will be accessible at aksteel.com.

Forward-Looking Statements
The statements in this release with respect to future results reflect management’s estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “estimates” and other similar references to future periods typically identify such forward-looking statements.
The company cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management, including that the acquisition of Severstal Dearborn may not be consummated, or may not be consummated in a timely manner; that regulatory approval not be obtained or may only be obtained subject to conditions that are not anticipated; that Severstal Dearborn will not be integrated successfully into AK Steel following the consummation of the acquisition; and that cost savings, synergies, accretion to earnings, increased shipments and other anticipated benefits and opportunities from the acquisition may not be fully realized or may take longer to realize than expected. In addition, our results and financial condition and any benefits from the acquisition, if consummated, could be adversely affected by reduced selling prices, shipments and profits associated with a highly competitive industry with excess capacity; changes in the cost of raw materials and energy; the company’s significant amount of debt and other obligations; severe financial hardship or bankruptcy of one or more of the company’s major customers; reduced demand in key product markets due to competition from alternatives to steel or other factors; increased global steel production and imports; excess inventory of raw materials; supply chain disruptions or poor quality of raw materials; production disruption or reduced production levels; the company’s healthcare and pension obligations; not timely reaching new labor agreements; major litigation, arbitrations, environmental issues and other contingencies; regulatory compliance and changes; climate change and greenhouse gas emission limitations; conditions in the financial, credit, capital and banking markets; the company’s use of derivative contracts to hedge commodity pricing volatility; the value of the company’s net deferred tax assets; inability to fully realize benefits of long-term cost savings and margin enhancement initiatives; lower quantities, quality or yield of estimated coal reserves of AK Coal; increased governmental regulation of mining activities; inability to hire or retain skilled labor and experienced manufacturing and mining managers; and IT security threats and sophisticated cybercrime; as well as those risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2013, as updated in subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.

AK Steel
AK Steel is a world leader in the production of flat-rolled carbon, stainless and electrical steel products, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. The company’s AK Tube subsidiary produces carbon and stainless electric resistance welded tubular steel products for truck, automotive and other markets. Headquartered in West Chester, Ohio (Greater Cincinnati), the company employs approximately 6,500 men and women at seven steel plants and two tube manufacturing plants across four states: Indiana, Kentucky, Ohio and Pennsylvania. The company also has interests in iron ore through its Magnetation LLC joint venture and in metallurgical coal through its AK Coal subsidiary. Additional information about AK Steel is available at www.aksteel.com.

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